        Exhibit 10.36
ARCUTIS BIOTHERAPEUTICS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Arcutis Biotherapeutics, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2020 Equity Incentive Plan (the “Plan”) and shall be effective, as amended and restated, as of February 22, 2023 (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Effective upon the Effective Date, annual retainers will be paid in the following amounts to Non-Employee Directors:

Board Service

Non-Employee Director:	$40,000

Additional Board Service

Non-Executive Chair:	$35,000

Additional Committee Service

	Chair	Non-Chair
Audit Committee Member	$20,000	$10,000
Compensation Committee Member	$15,000	$7,500
Nominating and Corporate Governance Committee Member	$10,000	$5,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. If a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

Initial Equity Award:
Unless otherwise approved by the Board prior to commencement of services of an applicable Non-Employee Director following the Effective Date, each Non-Employee Director who is initially elected or appointed to serve on the Board shall be granted an option to purchase that number of shares of Common Stock (the “Initial Option”) that have a Grant Date Fair Value equal to $500,000, rounded down to the nearest whole share. For purposes hereof, “Grant Date Fair Value” means the fair value of an award as of the date of grant as determined in accordance with ASC Topic 718, “Share-Based Payment”, using the Black-Scholes pricing model and the valuation assumptions used by the Company in accounting for options (or restricted stock units, as applicable) as of such date of grant.

The Initial Option will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest as to one-third of the shares subject thereto on each anniversary of the applicable grant date such that the shares subject to the Initial Option are fully vested on the third anniversary of the grant date, subject to the Non-Employee Director continuing in service on the Board through each such vesting date.

Annual Equity Awards:
Each Non-Employee Director who (i) has been serving on the Board as of each annual meeting of the Company’s stockholders (each, an “Annual Meeting”) for at least four months prior to the Annual Meeting and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be granted equity awards (collectively, the “Annual Awards” and, together with the Initial Option, the “Director Awards”) with a value equivalent to $250,000, consisting of (1) an option to purchase that number of shares of Common Stock (the “Annual Option”) that have a Grant Date Fair Value equal to $162,500 (65% of $250,000), rounded down to the neatest whole share, and (2) an award of restricted stock units (the “Annual RSU Award”) that has a Grant Date Fair Value equal to $87,500 (35% of $250,000), rounded down to the nearest whole unit.

Each Annual Award will be automatically granted on the date of the applicable Annual Meeting, and will vest in full on the earlier of (i) the first anniversary of the grant date and (ii) immediately before the Annual Meeting following the grant date, subject to the Non-Employee Director continuing in service on the Board through such vesting date.

No portion of a Director Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested and exercisable thereafter.

Directors who are Employees who subsequently terminate their employment with the Company and any Subsidiary and remain a Director will not receive an Initial Option, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any Subsidiary, Annual Awards as described above.

Election to Defer Issuance

General:
The Board or the Compensation Committee may, in its discretion, provide each Non-Employee Director with the opportunity to defer the issuance of the shares underlying RSUs granted under this Program, including Annual RSU Awards, that would otherwise be issued to the Non-Employee Director in connection with the vesting or grant of the RSUs until the earliest of a fixed date properly elected by the Non-Employee Director, the Non-Employee Director’s Termination of Service or a Change in Control. Any such deferral election (“Deferral Election”) shall be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Code, unless otherwise specifically determined by the Board or the Compensation Committee. If an individual elects to defer the delivery of the shares underlying RSUs granted under this Program, settlement of the deferred RSUs shall be made in accordance with the terms of the Deferral Election.

Election Method:
Each Deferral Election must be submitted to the Company in the form and manner specified by the Board or its Compensation Committee. Deferral Elections must comply with the following timing requirements:
•Initial Deferral Election. For only the year in which the Effective Date occurs, each existing Non-Employee Director may make a Deferral Election with respect to the Non-Employee Director’s Annual RSU Awards to be paid in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Deferral Election”) at any time prior to 30 days from the Effective Date (but in no event later than one day before the date the Annual RSU Awards are granted, and such date shall also be considered an Initial Election Deadline) (the “Initial Election Deadline”), and such Initial Deferral Election shall become final and irrevocable as of such Initial Election Deadline.
•Annual Deferral Election. No later than December 31 of each calendar year, or such earlier deadline as may be established by the Board or the Compensation Committee, in its discretion (the “Annual Election Deadline”), each individual who is a Non-Employee Director as of immediately before the Annual Election Deadline may make a Deferral Election with respect to the Annual RSU Award to be granted in the following calendar year (the “Annual Deferral Election”). The Annual Deferral Election must be submitted to the Company on or before the applicable Annual Election Deadline and shall become final and irrevocable for the subsequent calendar year as of the applicable Annual Election Deadline.

Change in Control

Upon a Corporate Transaction of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable effective as of immediately prior to the closing of such Change in Control, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Reimbursements
The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of such director’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.
Miscellaneous

The other provisions of the Plan shall apply to the Director Awards granted automatically under this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of

Director Awards hereby are subject in all respects to the terms of the Plan. The grant of Director Awards under this Program shall be made solely by and subject to the terms set forth in an Award Agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

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